EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-201348) of Pacific Continental Corporation of our report dated March 14, 2014, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Continental Corporation and subsidiaries, which report appears in the Form 10-K of Pacific Continental Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus/Proxy, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

January 20, 2015